Exhibit 99.1

May 1, 2019
Ed Vallejo
Vice President, Investor Relations
856-955-4445
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-955-4163
maureen.duffy@amwater.com

American Water Chief Financial Officer Linda Sullivan Announces Retirement August 1, 2019;
Susan Hardwick named to succeed as Chief Financial Officer

CAMDEN, N.J., May 1, 2019 - American Water Works Company, Inc. (NYSE: AWK) announced today that executive vice president and chief financial officer Linda Sullivan plans to retire on August 1. Susan Hardwick will join the company on June 3 and will succeed Sullivan as CFO on July 1, ensuring an orderly transition of the position.

“This is especially bittersweet for me, as Linda and I have been a team since we both began our CFO and CEO jobs on May 8, 2014,” said Susan Story, president and chief executive officer of American Water. “She has been an integral part of American Water’s success over the past five years. Her accomplishments are too long to list, but I would highlight that from 2014 through 2018, our EPS has risen at a compounded annual growth rate (CAGR) of 8.0%; our annual dividends have grown at over a 10% CAGR; and our stock price has risen from $46.22 on May 1, 2014 to yesterday’s $108.19 closing share price.

“Linda cares deeply about our employees, our customers, our communities and our shareholders. She has been a CFO I depend on every day to deliver on our fundamentals and to look beyond the horizon to what’s next. She will truly be missed and I thank her for everything she has done for American Water, including helping recruit her successor as well as staying on to ensure a smooth transition.”

Sullivan joined American Water in 2014 as its chief financial officer. In that role she was responsible for all aspects of financial management and strategy, including directing finance strategy, investor relations, treasury, financial planning, accounting, internal audit, risk management, and control functions. As leader of operational services, she also has overseen supply chain, information technology, environmental stewardship, and cyber and physical security. Sullivan serves on the Board of NorthWestern Energy and is Chair of the Audit Committee; University of Maryland University College Ventures; and the Environmental Protection Agency’s Finance Advisory Board. She is a National Association of Corporate Directors governance fellow and was recognized as a Philadelphia Business Journal CFO of the Year honoree in 2018.

Sullivan plans to enjoy her retirement with her husband, two children and their spouses, two grandsons and soon-to be granddaughter. She also intends to continue board work.

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“This is the hardest career decision I have ever had to make and at the same time one of the easiest personal decisions for me and my family,” said Sullivan. “It was an incredibly hard decision because every day I am inspired by the service we provide and awed by the people that work for American Water. For us, it is a calling to provide a life-sustaining service like water and the past five years have been a positive, life-changing experience.
“And yet, on the personal side, this was an easy decision for me and my family. Our coast to coast family is rapidly expanding and my heart is pulling me in a new, exciting direction. I would like to thank Susan Story and the Board for being so understanding and gracious about my decision and working with me through a strong succession planning process. I am absolutely thrilled to have Susan Hardwick come on board and look forward to working closely with her through the transition. She will bring tremendous value to American Water,” added Sullivan.
With Sullivan’s pending retirement, American Water named Susan Hardwick its new executive vice president and chief financial officer. She will join the company on June 3 and become CFO on July 1.
“American Water is very pleased to have a leader with Susan’s proven utility experience and leadership joining our company as CFO,” said Story. “With 35 years of financial experience and more than five years as CFO of Vectren Corporation, a publicly traded holding company with significant regulated utility operations, she will strengthen our leadership team. Susan has significant experience and is deeply committed to customers, constructive regulatory relationships and building better communities. She prioritizes employee development and the building of collaborative and successful teams. She has a strong record of living and leading the values we hold at American Water and is the right fit for our company.”
Most recently, Hardwick served as executive vice president and chief financial officer of Vectren, which was recently sold to CenterPoint Energy. Vectren delivers natural gas and electricity to more than one million customers in nearly two-thirds of Indiana and about 20 percent of Ohio and operates a major infrastructure construction business and an energy services company. In her CFO role at Vectren, Hardwick was a member of the executive leadership team responsible for development and execution of business and financial strategy for both the regulated utility businesses as well as the market-based subsidiaries. She also led the development and execution of the company’s regulatory strategy and investor relations, and was responsible for numerous financing transactions, including a total of over $2 billion in long term debt financing.
Notably, Hardwick led the execution of the definitive agreement with CenterPoint Energy for the sale of Vectren for $8.5 billion, the second highest multiple paid for a natural gas distribution company. The transaction was consummated on Feb. 1, 2019, a short nine months after announcement.
Hardwick has served in leadership positions on a variety of community boards, including St. Mary’s Medical Center, Fifth Third Bank (Southern Indiana), the Evansville Museum of Arts, History & Science, the Evansville Celebration of Diversity Distinguished Lecture Series, Gilda’s Club of Evansville, and the Richard G. Lugar Excellence in Public Service Series, among many others over the course of her career. Appointed by the governor, Hardwick also served two terms as an Arts Commissioner for the state of Indiana. She was also the recipient of the Athena Award in 2009 by the Chamber of Commerce of Southwestern Indiana, the Sara B. Davies Leadership Award in 2016 presented by Leadership Evansville, and the Torchbearer Lifetime Achievement Award in 2016 presented by the Indiana Commission on Women. Also, in 2016, she was named by the Indianapolis Business Journal as CFO of the Year Honoree and received the Mayor’s Arts Award in 2017.
She has also held numerous leadership and committee roles with the American Gas Association and the Edison Electric Institute, is a CPA and holds an accounting degree from Indiana University.
About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to more than 14 million people in 46 states and Ontario, Canada. American Water provides safe, clean, affordable and reliable water services

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to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.
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